Exhibit 99.1

PSFT #115

FOR IMMEDIATE RELEASE

PeopleSoft Expects Q3 License Revenue, Total Revenue and EPS to Exceed Guidance

PLEASANTON, Calif. — October 6, 2003 — PeopleSoft (Nasdaq: PSFT) today announced that based on preliminary results, license revenue, total revenue and earnings per share for the quarter ended September 30 are expected to exceed the Company’s recently updated guidance. On September 4, PeopleSoft increased its guidance for third quarter license revenue and total revenue.

“When you offer customers better software, a choice of databases and you build on their existing product investments, they buy more,” said PeopleSoft President and CEO Craig Conway.

“The powerful combination of PeopleSoft and J.D. Edwards is already exceeding our expectations,” said PeopleSoft Chief Financial Officer Kevin Parker.

Final results and additional information regarding the Company’s third quarter performance will be released later this month.

About PeopleSoft
 PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 11,000 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

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PeopleSoft and the PeopleSoft logo are registered trademarks of PeopleSoft Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2003 PeopleSoft, Inc. All rights reserved.

Forward-Looking Statements
 These materials may contain forward-looking statements, which reflect PeopleSoft’s current beliefs based on information currently available to PeopleSoft. These statements are only predictions and actual results may differ materially. For a detailed discussion of information regarding risks that may affect PeopleSoft, see PeopleSoft’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them.

Additional Information
 PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9. Stockholders should read this document and any amendments thereto because they contain important information. These filings can be obtained without charge at www.sec.gov and at www.peoplesoft.com.

Contacts:
Lori Varlas
Investor Relations
PeopleSoft
(877) 528-7413
lori_varlas@peoplesoft.com

Steve Swasey/Dee Anna McPherson
Public Relations
PeopleSoft
(925) 694-5230/ (925) 694-4112
steve_swasey@peoplesoft.com
deeanna_mcpherson@peoplesoft.com